Exhibit 99.2

ASIAINFO ANNOUNCES UPDATED

FOURTH QUARTER 2005 FINANCIAL RESULTS

Significantly Lower Than Expected Shipment Volume for Lenovo-AsiaInfo Security Products During the Fourth Quarter; AsiaInfo’s Vice President Jian Qi Replaces Bing Yu as President and CEO of Company’s Lenovo-AsiaInfo Division

Continuous Profitable Growth in Company’s Core Telecom Software Solutions Business

BEIJING/SANTA CLARA, Calif. – January 4, 2006 – AsiaInfo Holdings, Inc. (“AsiaInfo”) (Nasdaq: ASIA), a leading provider of telecom software solutions and security products and services in China, today announced that net revenue for the fourth quarter 2005 will be below previously announced financial guidance due to significantly lower than expected shipment volume for Lenovo-AsiaInfo’s security products. The lower than expected net revenue will result in a higher than expected loss per share for the quarter. AsiaInfo’s telecom business continued to experience profitable growth during the quarter.

Management currently expects fourth quarter net revenue of approximately US$16 to 17 million instead of its previously stated guidance of US$18 to 20 million, and a loss per basic share of approximately US$0.90 to 0.95 compared to the previous target range of US$0.38 to 0.49. These results are preliminary and subject to the Company’s completion of normal closing and review procedures. AsiaInfo will announce its official fourth quarter and full year results on January 25, 2006. The management team will be on the conference call to discuss results and highlights of the quarter, and answer questions.

AsiaInfo also announced today the resignation of Mr. Bing Yu from all of his duties with the Company’s Lenovo-AsiaInfo division as well as with AsiaInfo Holdings. Mr. Yu has also resigned from AsiaInfo’s Board of Directors.

Mr. Jian Qi, AsiaInfo’s Vice President of AsiaInfo Technologies Division and General Manager of its China Unicom business unit, has been named to replace Mr. Yu as President and CEO of the Company’s Lenovo-AsiaInfo division. Mr. Qi will report directly to AsiaInfo’s CEO, Mr. Steve Zhang.

“Despite continued healthy growth in our core telecom software solutions business, we saw a clear drop-off in revenue from Lenovo-AsiaInfo’s security business in the fourth quarter,” said Steve Zhang, AsiaInfo’s President and Chief Executive Officer. “Going into 2006, however, I am confident that we have the right management team in place to reach our goals in both our core telecom and security business lines.”

AsiaInfo’s Chairman James Ding added, “The security products and services industry is a rapidly growing sector of the Chinese technology market, and we believe that we can benefit from this growth.

Jian Qi is a highly experienced manager, with strong technical expertise and deep customer and government relationships developed over a decade with AsiaInfo. I am confident that with Jian Qi’s leadership we will see significant progress in bringing our quality products and services to existing and new customers.”

Mr. Jian Qi joined AsiaInfo in 1995 as an engineer. Mr. Qi was appointed Vice President, Sales for the Northern China region in 1999 and became Vice President of AsiaInfo Tehnologies Division and General Manager of its China Unicom business unit in 2000.

As part of the Company’s strategy to focus on its core business lines – telecom software solutions and security products and services – AsiaInfo recently divested certain non-core businesses and enhanced its telecom software offerings through the acquisitions of Changjiang Technology’s and Zheda Lande’s telecom operation support business groups.

Fourth Quarter and Full Year 2005 Earnings Results

The Company will report its fourth quarter and 2005 year-end financial results on Wednesday, January 25, 2006. The earnings announcement conference call will take place at 4:00pm Pacific Time/ 7:00pm Eastern Time (Beijing/Hong Kong Time: January 26, 2006 at 8:00am). The management team will be on the call to discuss results and highlights for the quarter and 2005, and answer questions. The dial-in number for the call is 1-719-457-2698. To participate on the call, please R.S.V.P to Eileen Chu by email at ir@asiainfo.com or by phone at +8610 8216-6017.

A live and archived web cast of this call will be available on the Investor Relations section of the AsiaInfo web site at www.asiainfo.com.

About AsiaInfo Holdings, Inc.

AsiaInfo Holdings, Inc. (Nasdaq: ASIA) is a leading provider of high-quality telecom software solutions and security products and services to some of China’s largest enterprises as well as many small and medium sized companies in China. An established leader in the Chinese telecommunications industry, AsiaInfo became a leading provider of security products and services in China with the acquisition of Lenovo’s non-telecom related IT services business in 2004.

Organized as a Delaware corporation, AsiaInfo began operations in the United States in 1993. The Company moved its major operations to China in 1995 and played a significant role in the construction of the national backbones and provincial access networks for all of China’s major national telecom carriers, including China Telecom, China Mobile, China Unicom and China Netcom. Since 1998, AsiaInfo has continued diversifying its product offerings and is now a major provider of telecom software solutions in China.

For more information about AsiaInfo, please visit www.asiainfo.com.

The information contained in this document is as of January 4, 2006. AsiaInfo assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document contains forward-looking information about AsiaInfo’s operating results and business prospects that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: government telecommunications infrastructure and budgetary policy in China; our ability to maintain our concentrated customer base; the long and variable cycles for our products and services that can cause our revenues and operating results to vary significantly from period to period; our ability to meet our working capital requirements; our ability to retain our executive officers; our ability to attract and retain skilled personnel; potential liabilities we are exposed to because we extend warranties to our customers; risks associated with cost overruns and delays; our ability to develop or acquire new products or enhancements to our software products that are marketable on a timely and cost-effective basis; our ability to adequately protect our proprietary rights; the competitive nature of the markets we operate in; political and economic policies of the Chinese government. A further list and description of these risks, uncertainties, and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and in our periodic reports on Forms 10-Q and 8-K (if any) filed with the United States Securities and Exchange Commission and available at www.sec.gov.

Contact Information

For Investors:

Eileen Chu

AsiaInfo Technologies (China), Inc.

ir@asiainfo.com

(+8610) 8216-6017

For Media:

Cyrus Kanga

Ogilvy Public Relations Worldwide

Cyrus.Kanga@ogilvy.com

(+8610) 8520-6553